As filed with the Securities and Exchange Commission on August 31, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0091851
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 Rella Blvd., Montebello, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

Provident New York Bancorp 2012 Stock Incentive Plan

(Full Title of the Plan)

Jack Kopnisky

President and Chief Executive Officer

Provident New York Bancorp

400 Rella Blvd.

Montebello, NY 10901

(Name and Address of Agent for Service)

845-369-8040

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven Kaplan

Arnold & Porter LLP

555 Twelfth Street NW

Washington, DC 20004

(202) 942-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,044,727 shares	$8.63	$26,275,994.01	$3011.23

(1) In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Provident New York Bancorp 2012 Stock Incentive Plan, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provision.

(2) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on August 27, 2012, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)	our Annual Report filed on Form 10-K for the fiscal year ended September 30, 2011;

b)	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012;

c)	our Definitive Proxy Statement on Schedule 14A, filed on January 6, 2012;

d)	our Current Reports on Form 8-K filed with the SEC on October 13, 2011, November 1, 2011, November 23, 2011, December 22, 2011, January 10, 2012, January 18, 2012, February 21, 2012, July 2, 2012, August 7, 2012, August 16, 2012 and August 24, 2012; and

e)	the description of our common stock contained in our Registration Statement on Form S-1 filed on September 15, 2003, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description Of Securities.

Not applicable.

Item 5.	Interests Of Named Experts And Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL. Section 145 also provides that the expenses incurred by an officer or director in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to indemnification therefor.

Section 102 (b) (7) of the DGCL permits a corporation’s certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law; (c) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit

The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

* * * * *

Articles TENTH and ELEVENTH of the Certificate of Incorporation of Provident New York Bancorp set forth circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits .

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.	Undertakings.

(a) Rule 415 offering. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Filing incorporating subsequent Exchange Act documents by reference. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on August 31, 2012.

DATE: August 31, 2012	By:	/s/ Jack L. Kopnisky
Name: Jack L. Kopnisky
Title: President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Jack L. Kopnisky Jack L. Kopnisky	President, Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2012

/s/ Stephen V. Masterson Stephen V. Masterson	Executive VP, Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2012

/s/ William F. Helmer William F. Helmer	Director — Chairman of the Board	August 31, 2012

/s/ Dennis L. Coyle Dennis L. Coyle	Director	August 31, 2012

/s/ Navy E. Djonovic Navy E. Djonovic	Director	August 31, 2012

/s/ Thomas F. Jauntig Jr. Thomas F. Jauntig Jr.	Director	August 31, 2012

/s/ Thomas Graham Kahn Thomas Graham Kahn	Director	August 31, 2012

/s/ R. Michael Kennedy R. Michael Kennedy	Director	August 31, 2012

/s/ Victoria Kossover Victoria Kossover	Director	August 31, 2012

/s/ Donald T. McNelis Donald T. McNelis	Director	August 31, 2012

/s/ Carl J. Rosenstock Carl J. Rosenstock	Director	August 31, 2012

/s/ Burt B. Steinberg Burt B. Steinberg	Director	August 31, 2012

/s/ George L. Strayton George L. Strayton	Director	August 31, 2012

INDEX TO EXHIBITS

4.1	Certificate of Incorporation of Provident New York Bancorp (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 333-108795), originally filed with the SEC on September 15, 2003)

4.2	Bylaws of Provident New York Bancorp, as amended (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on December 22, 2011)

5.1	Opinion of Arnold & Porter LLP

23.1	Consent of independent registered public accounting firm

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1)

24.1	Power of Attorney